EXHIBIT 10.8.7

SECOND AMENDMENT TO THE SCHEDULES AND THE LEASES

AMENDMENT TO THE SCHEDULES AND THE LEASES (this “Amendment”), dated as of October 6, 2003, among Interstate FiberNet, Inc., as a lessee (“FiberNet”), and ITC^DeltaCom Communications, Inc., as a lessee (“Communications”; FiberNet and Communications individually a “Lessee” and collectively the “Lessees”), NTFC Capital Corporation (“NTFC”) and General Electric Capital Corporation (“GECC”; NTFC and GECC individually a “Lessor” and collectively the “Lessors”).

PRELIMINARY STATEMENTS:

(a) Lessees and NTFC have entered into a Master Lease Agreement dated December 29, 2000 (as heretofore amended, supplemented or otherwise modified, and including the NTFC Lease Schedules (as hereinafter defined) and the other schedules and attachments thereto, the “NTFC Lease”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the NTFC Lease or in the GECC Lease (as hereinafter defined), as applicable.

(b) Communications and NTFC have entered into Equipment Schedule No. 1 dated December 29, 2000 (as amended as of October 29, 2002), Equipment Schedule No. 3 dated April 6, 2001, and Equipment Schedule No. 8 dated December 21, 2001, and FiberNet and NTFC have entered into Equipment Schedule No. 2 dated December 29, 2000, Equipment Schedule No. 4 dated April 6, 2001, Equipment Schedule No. 5 dated September 28, 2001, Equipment Schedule No. 6 dated September 28, 2001, and Equipment Schedule No. 7 dated December 21, 2001 (as heretofore amended, supplemented or otherwise modified, individually a “NTFC Lease Schedule” and collectively, the “NTFC Lease Schedules”).

(c) GECC and Communications have entered into a Master Lease Agreement dated December 31, 2001 (as heretofore amended, supplemented or otherwise modified, and including the GECC Lease Schedule (as hereinafter defined) and the other schedules and attachments thereto, the “GECC Lease”; the GECC Lease and the NTFC Lease, individually a “Lease” and collectively the “Leases”).

(d) GECC and Communications have entered into an Equipment Schedule dated December 31, 2001 (as heretofore amended, supplemented or otherwise modified, the “GECC Lease Schedule”; the GECC Lease Schedule and the NTFC Lease Schedules, individually a “Schedule” and collectively the “Schedules”).

(e) At the request of Lessees, Lessees and Lessors previously amended the Schedules and the Leases pursuant to an Amendment to the Schedules and the Leases dated as of October 29, 2002.

(f) Pursuant to an Agreement and Plan of Merger dated as of July 2, 2003, as amended (the “Merger Agreement”) among ITC^DeltaCom, Inc. (the “Parent”), BTI Telecom Corp. (“BTI”) and certain other persons party thereto, the Parent is indirectly acquiring all of the outstanding shares of capital stock of BTI, as a result of which all of the capital stock of BTI and its subsidiaries will become directly or indirectly owned and controlled by the Parent, and all of the business and operations of BTI and its subsidiaries will be controlled and conducted by the Parent.

(g) In connection with the transactions contemplated by the Merger Agreement, the Parent and its subsidiaries, including BTI and its subsidiaries, are entering into a Second Amended and Restated Credit Agreement, dated as of October 2, 2003 with Wells Fargo Bank Minnesota, National Association, as administrative agent and collateral agent, and the other financial institutions party thereto (as amended, supplemented or otherwise modified from time to time, the “Senior Credit Agreement”).

(h) In connection with the transactions contemplated by the Merger Agreement, the Parent and its subsidiaries, including BTI and its subsidiaries, are entering into a Credit Agreement, dated as of October 2, 2003 with General Electric Capital Corporation, as administrative agent and collateral agent, and the other financial institutions party thereto (as amended, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”).

(i) At the request of the Lessees, the Lessors are willing to permit the transactions contemplated by the Merger Agreement, the Senior Credit Agreement and the Second Lien Credit Agreement, and amend the Schedules and the Leases, all as set forth herein and all subject to the terms and the conditions contained herein.

SECTION 1. Amendments.

(a) Amendments to Certain Covenants.

(i) NTFC Lease. Effective as of the Effective Date (as hereinafter defined), (A) the NTFC Lease Schedules and the NTFC Lease are hereby amended such that the covenants referred to on the Financial Covenants and Reporting Requirements Annex to the NTFC Lease as consisting of Sections 5.02(b)-(q) of the Amended and Restated Credit Agreement, dated as of October 29, 2002 between the Lessees and certain other parties, shall no longer be a part of the NTFC Lease, and Lessees shall have no further obligation to observe such covenants for the benefit of NTFC, (B) the covenants attached hereto as Exhibit A are hereby deemed to be attached to, and are deemed to have become a part of, the NTFC Lease in place of the covenants referred to in clause (A) above, and (C) Section 1 of the Financial Covenants and Reporting Requirements Annex to the NTFC Lease shall be amended to read as follows:

“1. Certain Covenants. (a) Lessees shall observe for the benefit of the Lessor the covenants set forth in Sections 5.02(b)-(q) of that certain Second Amended and Restated Credit Agreement dated as of October 2, 2003 among the Parent, the Lessees, and certain other subsidiaries of the Parent on the one hand, and Wells Fargo Bank Minnesota, National Association, as administrative agent and collateral agent, and the other financial institutions party thereto on the other, as in effect on the “Effective Date” (as such term is defined in the Second Amendment to the Schedules and the Leases dated as of October 2, 2003; such Second Amended and Restated Credit Agreement on the Effective Date is herein referred to as the “Senior Credit Agreement”), which covenants are attached hereto. Capitalized terms contained in such covenants shall have the meanings set forth in the Senior Credit Agreement. A violation of any of such covenants shall constitute a default under Section 19(d) hereof, subject to the cure period specified therein.

(b) Lessees shall observe for the benefit of the Lessor the covenants set forth in Sections 5.02(b)-(q) of that certain Credit Agreement dated as of October     , 2003 among the Parent, the Lessees, and certain other subsidiaries of the Parent on the one hand, and General Electric Capital Corporation, as administrative agent and collateral agent, and the other financial institutions party thereto on the other, as in effect on the “Effective Date” (as such term is defined in the Second Amendment to the Schedules and the Leases dated as of October     , 2003; such Credit Agreement on the Effective Date is herein referred to as the “Second Lien Credit Agreement”), which covenants are attached hereto. Capitalized terms contained in such covenants shall have the meanings set forth in the Second Lien Credit Agreement. A violation of any of such covenants shall constitute a default under Section 19(d) hereof, subject to the cure period specified therein.

(c) Neither the Parent, the Lessees nor any other subsidiary of the Parent shall incur any indebtedness (the “Refinancing Indebtedness”) to refinance all or a substantial portion of the indebtedness under the Senior Credit Agreement and/or the Second Lien Credit Agreement or any prior Refinancing Indebtedness unless, immediately following the incurrence of such Refinancing Indebtedness, (A) the aggregate principal payments payable, through the later of June 15, 2006 or the date on which all obligations of the Lessees under each of the Leases is paid in full (the “Lease Termination Date”), by the Parent, the Lessees and any other subsidiary of the Parent pursuant to such Refinancing Indebtedness, the Leases and the Other Indebtedness (as such indebtedness is reduced by the Refinancing Indebtedness) are not greater than the aggregate principal payments payable through the Lease Termination Date by the Parent, the Lessees and any other subsidiary of the Parent pursuant to the Leases and the Other Indebtedness immediately prior to the incurrence of such Refinancing Indebtedness, (B) the scheduled final maturity date of such Refinancing Indebtedness is not earlier than the scheduled final maturity date of the indebtedness being refinanced by such Refinancing Indebtedness and (C) the principal of such Refinancing Indebtedness is not subject to required amortization payments earlier than the principal of the indebtedness being refinanced by such Refinancing Indebtedness. For purposes hereof, “Other Indebtedness” means:

(i)	the indebtedness under the Senior Credit Agreement;

(ii)	the indebtedness under Second Lien Credit Agreement;

(iii)	the indebtedness in the principal amount of $18,500,000 evidenced by the 10 1/2% Senior Notes due 2007 of BTI Telecom Corp.;

(iv)	the indebtedness in the principal amount of $7,100,000 evidenced by the note payable by BTI Telecom, Inc. to the order of P&H, Inc.; and

(v)	any other indebtedness of the Parent, the Lessees or any other subsidiary of the Parent outstanding immediately prior to the incurrence of the Refinancing Indebtedness.”

(ii) GECC Lease. Effective as of the Effective Date, (A) the GECC Lease Schedule and the GECC Lease are hereby amended such that the covenants attached hereto as Exhibit A are hereby deemed to be attached to, and are deemed to have become a part of, the GECC Lease, and (B) a new Section 22 of the GECC Lease shall be added to read in its entirety as follows:

“22. Certain Covenants. (a) Lessee shall observe for the benefit of the Lessor the covenants set forth in Sections 5.02(b)-(q) of that certain Second Amended and Restated Credit Agreement dated as of October 2, 2003 among the Parent, the Lessee, and certain other subsidiaries of the Parent on the one hand, and Wells Fargo Bank Minnesota, National Association, as administrative agent and collateral agent, and the other financial institutions party thereto on the other, as in effect on the “Effective Date” (as such term is defined in the Second Amendment to the Schedules and the Leases dated as of October 2, 2003; such Second Amended and Restated Credit Agreement on the Effective Date is herein referred to as the “Senior Credit Agreement”), which covenants are attached hereto. Capitalized terms contained in such covenants shall have the meanings set forth in the Senior Credit Agreement. A violation of any of such covenants shall constitute a default under Section 14(b) hereof, subject to the cure period specified therein.

(b) Lessee shall observe for the benefit of the Lessor the covenants set forth in Sections 5.02(b)-(q) of that certain Credit Agreement dated as of October     , 2003 among the Parent, the Lessee, and certain other subsidiaries of the Parent on the one hand, and General Electric Capital Corporation, as administrative agent and collateral agent, and the other financial institutions party thereto on the other, as in effect on the “Effective Date” (as such term is defined in the Second Amendment to the Schedules and the Leases dated as of October 2, 2003; such Credit Agreement on the Effective Date is herein referred to as the “Second Lien Credit Agreement”), which covenants are attached hereto. Capitalized terms contained in such covenants shall have the meanings set forth in the Second Lien Credit Agreement. A violation of any of such covenants shall constitute a default under Section 14(b) hereof, subject to the cure period specified therein.

(c) Neither the Parent, the Lessees nor any other subsidiary of the Parent shall incur any indebtedness (the “Refinancing Indebtedness”) to refinance all or a substantial portion of the indebtedness under the Senior Credit Agreement and/or the Second Lien Credit Agreement or any prior Refinancing Indebtedness unless, immediately following the incurrence of such Refinancing Indebtedness, (A) the aggregate principal payments payable, through the later of June 15, 2006 or the date on which all obligations of the Lessees under each of the Leases is paid in full (the “Lease Termination Date”), by the Parent, the Lessees and any other subsidiary of the Parent pursuant to such Refinancing Indebtedness, the Leases and the Other Indebtedness (as such indebtedness is reduced by the Refinancing Indebtedness) are not greater than the aggregate principal payments payable through the Lease Termination Date by the Parent, the Lessees and any other subsidiary of the Parent pursuant to the Leases and the Other Indebtedness immediately prior to the incurrence of such Refinancing Indebtedness, (B) the scheduled final maturity date of such Refinancing Indebtedness is not earlier than the scheduled final maturity date of the indebtedness being refinanced by such Refinancing Indebtedness and (C) the principal of such Refinancing Indebtedness is not subject to required amortization payments earlier than the principal of the indebtedness being refinanced by such Refinancing Indebtedness. For purposes hereof, “Other Indebtedness” means:

(i)	the indebtedness under the Senior Credit Agreement;

(ii)	the indebtedness under Second Lien Credit Agreement;

(iii)	the indebtedness in the principal amount of $18,500,000 evidenced by the 10 1/2% Senior Notes due 2007 of BTI Telecom Corp.;

(iv)	the indebtedness in the principal amount of $7,100,000 evidenced by the note payable by BTI Telecom, Inc. to the order of P&H, Inc.; and

(v)	any other indebtedness of the Parent, the Lessees or any other subsidiary of the Parent outstanding immediately prior to the incurrence of the Refinancing Indebtedness.”

SECTION 2. Condition to Effectiveness; Other Matters.

(a) Effectiveness of Amendment. This Amendment shall not become effective until all of the following conditions shall have been satisfied:

(i) the absence of any default or Event of Default under either of the Leases;

(ii) the representations and warranties of the Lessees in Section 3 hereof shall be true and correct in all material respects at such time;

(iii) concurrently with the effectiveness of this Amendment, the effectiveness of the Senior Credit Agreement in the form set forth as Exhibit B hereto, and the execution and delivery by each of the parties identified in the Senior Credit Agreement of each of the security, collateral or pledge documents required by the Senior Credit Agreement as conditions to the “Amendment Effective Date” referred to therein;

(iv) the absence of a Default or an Event of Default as provided and defined in the Senior Credit Agreement;

(v) concurrently with the effectiveness of this Amendment, the effectiveness of the Second Lien Credit Agreement in the form set forth as Exhibit C hereto, and the execution and delivery by each of the parties identified in the Second Lien Credit Agreement of each of the security, collateral or pledge documents required by the Second Lien Credit Agreement as conditions to the “Amendment Effective Date” referred to therein;

(vi) concurrently with the effectiveness of this Amendment, the consummation of all transactions required pursuant to the Merger Agreement on the closing date thereunder, including the payment due in connection with the sale of preferred stock by the Parent on such closing date;

(vii) the execution by each of Wells Fargo Bank Minnesota, National Association and General Electric Capital Corporation of an Acknowledgment, Consent & Waiver/Release Agreement in form attached as Exhibit D hereto; and

(viii) the absence of a Default or an Event of Default as provided and defined in the Second Lien Credit Agreement;

(b) Time of Effectiveness. At the time that all of the conditions set forth in Section 2(a) have been satisfied and this Amendment shall have been executed and delivered by the parties hereto, this Amendment shall become effective (the time of effectiveness of this Amendment, the “Effective Date”).

(c) Consent and Waiver. Effective as of the Effective Date, Lessors hereby agree and consent to the consummation of the transactions contemplated by the Merger Agreement (including, without limitation, the execution, delivery and performance by the Parent and its subsidiaries of the Senior Credit Agreement and the Second Lien Credit Agreement) and to the consummation of the transactions contemplated by the Senior Credit Agreement and the Second Lien Credit Agreement, and hereby irrevocably waive any and all defaults and Events of Default under the Leases arising solely out of or resulting solely from the consummation prior to the Effective Date of the transactions contemplated by the Merger Agreement.

(d) No Additional Amendment. Lessors and Lessees agree that this Amendment shall constitute the only amendment to the Schedules and the Leases that shall be required solely as a result of the consummation of the transactions contemplated by the Merger Agreement, the Senior Credit Agreement and the Second Lien Credit Agreement.

(e) Release by Lessees. Effective as of the Effective Date, the Lessees hereby release each Lessor and each such Lessor’s direct and indirect stockholders and other affiliates, officers, employees, directors and agents (collectively, the “Releasees”) from any and all claims, demands, liabilities, responsibilities, disputes, causes of action (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent that any of the Lessees may have against any Lessor arising from or relating to any action or inactions of any Releasee on or prior to the Effective Date with respect to the Leases or this Amendment. For purposes of the release contained in this paragraph, the term “Lessee” shall also include the Lessees’ successors and assigns, including, without limitation, any trustee, receiver or other representative acting on behalf of the Lessee.

SECTION 3. Representations and Warranties of Each Lessee. Each Lessee represents and warrants that:

(a) The execution, delivery and performance of this Amendment by such Lessee is within the respective corporate powers of such Lessee and has been duly authorized by all necessary corporate action by such Lessee, and this Amendment constitutes a valid and binding agreement of such Lessee.

(b) Except as expressly provided herein, the execution and delivery of this Amendment shall not: (i) constitute an extension, modification, or waiver of any aspect of the Leases; (ii) extend the terms of the Leases or the due date of any of the obligations under the Leases; (iii) give rise to any obligation on the part of either of the Lessors to extend, modify or waive any term or condition of the Leases; or (iv) give rise to any defenses or counterclaims to Lessors’ rights to compel payment of the obligations under the Leases or to otherwise enforce their rights and remedies under the Leases.

(c) The Leases and the Schedules constitute valid and legally binding obligations of such Lessee and are enforceable against such Lessee in accordance with the terms thereof and hereof, except as limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles.

(d) The representations and warranties of such Lessee contained in the Leases, the Schedules and each Lease Document are correct in all material respects on and as of the date hereof, before and after giving effect to this Amendment, other than any such representations and warranties that, by their terms, refer to a specific date other than the date hereof, in which case as of such specific date.

(e) The representations and warranties set out in Sections 13(b), (c), (d) and (e) of the NTFC Lease are incorporated herein and made a part of this Amendment, with references therein to “this Agreement” or “Lease Documents” in whatever form being replaced by “this Amendment.”

(f) No default or Event of Default under any of the Leases or the Schedules has occurred and is continuing, or would result from this Amendment.

SECTION 4. Reference to and Effect on the Annexes, etc.

(a) On and after the Effective Date, (i) each reference in a Schedule to “this Schedule,” “hereunder,” “hereof” or words of like import referring to such Schedule, shall mean and be a reference to such Schedule, as amended by this Amendment, (ii) each reference in a Lease to “this Agreement,” “hereunder,” “hereof” or words of like import referring to such Lease, shall mean and be a reference to such Lease, as amended by this Amendment, and (iii) each reference in a Lease Document to the “Master Lease Agreement,” a “Schedule,” an “Equipment Schedule,” “thereunder,” “thereof” or words of like import shall mean and be a reference to the NTFC Lease, an NTFC Lease Schedule, the GECC Lease or the GECC Lease Schedule, as applicable, as amended by this Amendment.

(b) The Schedules and the Leases, as amended by this Amendment, are and shall continue to be in full force and effect and hereby are in all respects ratified and confirmed.

(c) Except as expressly limited in this Amendment, Lessors hereby expressly reserve all of their respective rights and remedies under the Leases.

SECTION 5. Reserved.

SECTION 6. Consent of FiberNet. FiberNet, as Guarantor under the Guaranty, hereby consents to this Amendment and hereby confirms and agrees that (a) it has received a copy of and reviewed to its satisfaction this Amendment and, (b) notwithstanding the effectiveness of this Amendment, the Guaranty is, and shall continue to be, in full force and effect and hereby is ratified and confirmed in all respects.

SECTION 7. Execution in Counterparts. This Amendment may be executed by one or more of the parties on any number of separate counterparts (which may be originals or copies sent by facsimile transmission), each of which counterparts shall be an original.

SECTION 8. Certain Costs and Expenses of Lessors. Within three (3) business days after demand therefor, Lessees hereby agree to pay all of Lessors’ out-of-pocket costs and expenses (including, without limitation, the reasonable fees and disbursements of legal counsel to Lessors) related to the preparation, negotiation and execution of this Amendment, including, without limitation, review, analysis and revision of the security documents and filings associated with the Leases and the Schedules, review and analysis of the Merger Agreement, the Senior Credit Agreement and the Second Lien Credit Agreement and the transactions contemplated thereby, and related matters.

SECTION 9. Governing Law; Waiver of Jury Trial. THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. ALL PARTIES WAIVE ALL RIGHTS TO A JURY TRIAL TO THE EXTENT PERMITTED BY LAW. EACH GUARANTOR HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM

ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS.

SECTION 10. Continued Effectiveness. Except as expressly set forth herein, the terms, provisions and conditions of the Leases and the Schedules are unchanged, and the Leases and the Schedules, as modified hereby, shall remain in full force and effect and are hereby confirmed and ratified.

[Remainder of page intentionally blank; next page is signature page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

As Lessee and, solely for purposes of Section 6 of this Amendment, as Guarantor:

INTERSTATE FIBERNET, INC.

By:	/s/ Douglas A. Shumate
	Name:	Douglas A. Shumate
	Title:	Senior Vice President/Chief Financial Officer

As Lessee:

ITC^DELTACOM COMMUNICATIONS, INC.

By:	/s/ Douglas A. Shumate
	Name:	Douglas A. Shumate
	Title:	Senior Vice President/Chief Financial Officer

[Signature page to Amendment to the Schedules and the Leases]

As Lessor:

NTFC CAPITAL CORPORATION

By:	/s/ Henry Cruz
	Name:	Henry Cruz
	Title:	Vice President

As Lessor:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Henry Cruz
	Name:	Henry Cruz
	Title:	Sr. Risk Manager

[Signature page to Amendment to the Schedules and the Leases]

Exhibit A – Certain Covenants from the Senior Credit Agreement and the Second Lien Credit Agreement

SECTION 5.02. Negative Covenants So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender Party shall have any Commitment hereunder, the Parent shall not, at any time:

[Note: Subsection (a) intentionally omitted from original]

(b) Debt. Incur or permit any of its Subsidiaries to Incur any Debt, provided, that any one or more of the Parent and its Subsidiaries may Incur Debt as specified in the second paragraph of this Section 5.02(b) if, after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, the Parent and its Subsidiaries are in compliance with Section 5.02(q) as of the date of the Incurrence of such Debt. In the case of Incurrence of Debt pursuant to

Section 5.02(b)(ii), (iii), (v), (vi), (vii) or (viii), or an Incurrence of more than $1,000,000 principal amount of Debt pursuant to Section 5.02(b)(xi), such compliance with Section 5.02(q) shall be evidenced by delivery of a Financial Covenants Certificate to the Administrative Agent no less than five Business Days before the date of such Incurrence.

Subject to the first paragraph of this Section 5.02(b), the Parent and its Subsidiaries (except as specified below) may Incur each and all of the following:

(i) with respect to the Parent and its Subsidiaries, Debt under the Loan Documents and the Second Lien Loan Documents;

(ii) Subordinated Debt of the Parent or the Borrower outstanding at any time in an aggregate principal amount (together with refinancings thereof) not to exceed $30,000,000, provided, that (A) the maturity of such Subordinated Debt is at least three months following the final maturity date of the Facilities and the final maturity date under the Second Lien Credit Agreement, (B) the Administrative Agent and the Required Lenders, and the Administrative Agent and the Required Lenders under the Second Lien Loan Documents, are reasonably satisfied that the Parent and its Subsidiaries shall be in compliance with the provisions of the Loan Documents and the Second Lien Loan Documents, respectively, for the period from the Incurrence of such Subordinated Debt through the final maturity date of the Facilities and the final maturity date under the Second Lien Credit Agreement, and (C) the Required Lenders, and the Required Lenders under the Second Lien Loan Documents, have approved the terms of the subordination relating to such Subordinated Debt, and provided, further, that, for purposes of this clause (ii), Subordinated Debt shall not include Debt under the Second Lien Loan Documents;

(iii) (A) Capitalized Leases not to exceed in the aggregate $70,000,000 (including the GECC Capital Lease, the NTFC Capital Lease and any other Capitalized Leases constituting Surviving Debt) at any time outstanding, and (B) in the case of Capitalized Leases to which any Subsidiary of the Borrower or BTI is a party, Debt of the Borrower or BTI of the type described in clause (i) of the definition of “Debt” guaranteeing the Obligations of such Subsidiary under such Capitalized Leases;

(iv) the Surviving Debt;

(v) Debt of the Parent so long as (A)(1) a sufficient amount of cash to pay interest on the Facilities for the next succeeding 24 months (in the reasonable judgment of the Administrative Agent) is deposited into escrow on terms and conditions that are mutually acceptable to the Administrative Agent and the Borrower, (2) the final maturity date of such Debt is at least three months after the final maturity date of the Facilities and (3) the Administrative Agent and the Required Lenders are reasonably satisfied that the Parent and its Subsidiaries shall be in compliance with the provisions of the Loan Documents for the period from the end of the escrow arrangements through the final maturity date of the Facilities; or (B) 100% of the net proceeds of such Debt is used to repay, reduce or refinance the Debt pursuant to clause (viii) below, provided, that, the final maturity date of such Debt is on or after September 30, 2008, there is no principal amortization of such Debt before September 30, 2008 and such Debt is incurred upon the terms and conditions as are approved by the Required Lenders;

(vi) Debt of the Borrower under Hedge Agreements; provided, that such agreements (A) are designed solely to protect the Borrower, BTI or any Subsidiaries of the Borrower or BTI against fluctuations in foreign currency exchange rates or interest rates and (B) do not increase the Debt of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

(vii) Debt Incurred in connection with the refinancing of any Debt permitted under Section 5.02(b) (other than the Debt under the Loan Documents), provided, that the Debt Incurred in connection with such refinancing (A) has a scheduled maturity date that is on or after the scheduled maturity date of the Debt being refinanced, (B) has a weighted average life to maturity that is equal to or longer than the remaining weighted average life to maturity of the Debt being refinanced, determined immediately prior to giving effect to such refinancing, (C) does not include any provisions that may require mandatory prepayment of such Debt prior to its scheduled maturity, other than scheduled prepayments taken into consideration in determining compliance with clause (B) above and other provisions that are not materially more burdensome to the obligor thereunder than any such provisions included in the Debt being refinanced, (D) is Incurred by the same Person that Incurred the Debt being refinanced and is not Guaranteed or secured by any Lien unless the Debt being refinanced was Guaranteed or secured by a Lien (in which case such Debt shall not be Guaranteed by any Person that did not Guarantee the Debt being refinanced and shall not be secured by a Lien on any asset that did not secure the Debt being refinanced), (E) if the refinanced Debt was subordinated to the Debt under the Loan Documents or the Debt under the Second Lien Loan Documents, such Debt is subordinated to the Debt under the Loan Documents or the Debt under the Second Lien Loan Documents, as the case may be, on terms no less favorable to the Lenders or the Lenders under the Second Lien Loan Documents, as applicable, than the terms on which the Debt being refinanced was so subordinated, and (F) has an aggregate principal amount which is equal to or greater than that of the Debt being refinanced; provided, further, that Debt Incurred under this Section

5.02(b)(vii) which has an aggregate principal amount that is greater than that of the Debt being refinanced shall not be permitted by this Section 5.02(b)(vii) unless a prepayment of the Debt under the Loan Documents and the Debt under the Second Lien Loan Documents is made in accordance with Section 2.05 hereof (each refinancing undertaken in accordance with this Section 5.02(b)(vii) shall be referred to herein as a “Permitted Refinancing”);

(viii) Debt (excluding Debt Incurred pursuant to Section 5.02(b)(v)) Incurred in connection with the repayment or refinancing of the Debt under the Loan Documents in full or, if the Debt under the Loan Documents is not repaid or refinanced in full, in such other amount as is approved by the Required Lenders;

(ix) Debt in respect of Ordinary Course Obligations in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(x) Debt secured by a Permitted Lien, to the extent that such Debt is Incurred in the ordinary course of business and is not the subject of an enforcement, collection, execution, levy or foreclosure proceeding and is not duplicative of Debt Incurred pursuant to Section 5.02(b)(ix); and

(xi) Debt in an aggregate principal amount not to exceed $5,000,000 at any time outstanding, provided, that none of the Debt referred to in Sections 5.02(b)(i) through (x) may be Incurred pursuant to this Section 5.02(b)(xi).

Notwithstanding any other provision under this Section 5.02(b), (A) the maximum amount of Debt that the Parent or a Subsidiary may Incur pursuant to this Section 5.02(b) shall not be deemed to be exceeded with respect to any outstanding Debt, and the Loan Parties shall not be deemed to be out of compliance with Section 5.02(q), solely as a result of fluctuations in the exchange rates of currencies, and (B) any Loan Party may Incur Debt owed to any other Loan Party.

(c) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof provided, that, the Parent or any of its Subsidiaries may engage in activities that are ancillary or related to its business.

(d) Mergers, Etc. Other than as required to consummate the Merger Transactions, merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i) any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower, provided, that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a Subsidiary of the Borrower, and provided, further, that, in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor;

(ii) subject to the conditions of Section 5.02(f)(vii), any Subsidiary of the Borrower or BTI may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, provided, that the Person formed by such merger or consolidation shall be a Subsidiary of the Borrower or BTI;

(iii) in connection with any sale or other disposition permitted under Section 5.02(e) (other than clause (ii) thereof), any Subsidiary of the Borrower or BTI may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;

(iv) BTI may merge into or consolidate with any Subsidiary of BTI, the Borrower or any Subsidiary of the Borrower, provided, that the Person formed by such merger or consolidation (other than the Borrower) shall be a Subsidiary Guarantor;

(v) any Subsidiary of the Borrower may merge into or consolidate with the Borrower, BTI or any Subsidiary of BTI, provided, that the Person formed by such merger or consolidation (other than the Borrower) shall be a Subsidiary Guarantor;

(vi) any Subsidiary of BTI may merge into or consolidate with BTI, the Borrower or any Subsidiary of the Borrower or BTI, provided, that the Person formed by such merger or consolidation (other than the Borrower) shall be a Subsidiary Guarantor;

(vii) any Person may merge into the Borrower, provided, that either (A)(1) the Parent and its Subsidiaries are in compliance with Sections 5.02(a), (b) and (f) on the date of such merger and after giving effect thereto, (2) the consideration for such merger consists solely of Capital Stock of the Parent and cash in lieu of fractional shares of such Capital Stock, (3) such Person has positive cash flow measured by EBITDA minus Capital Expenditures, in each case, for the most recent twelve full months preceding the date of such merger, (4) immediately preceding the date of such merger, the value of the Current Assets of such Person minus unsecured Debt for Borrowed Money of such Person to be assumed in such merger minus Capitalized Leases of such Person to be assumed in such merger is at least $1.00, and (5) if the date of such merger shall occur within twelve months after the Merger Closing Date, the Chief Financial Officer of the Borrower shall certify to the Administrative Agent that the Minimum Required Synergies shall be achieved prior to the date of such merger; or (B) the Required Lenders consent to such merger; and

(viii) any Subsidiary of the Parent other than the Borrower may merge into or consolidate with any other Person (other than a Subsidiary of the Parent) or permit any such other Person to merge into or consolidate with it (other than, in either such case, in a transaction referred to in clause (ii) or (iii) above), provided, that the requirements of clause (vii) above shall be satisfied with respect to such Person and such merger or consolidation, and provided, further, that the Person formed by such merger or consolidation shall be a Subsidiary Guarantor;

provided, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default and in the case of any such merger to which the Borrower is a party, (i) the Borrower is the surviving corporation, and (ii) except as permitted by Section 5.02(f)(v), such merger does not adversely affect the Debt Rating, if any. The calculations referred to in clauses (vii)(A)(3) and (vii)(A)(4) above shall be made on a Consolidated basis with respect to all Persons that shall become Subsidiaries of the Parent as a result of any individual merger or consolidation to which such calculations shall apply.

(e) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, other than Inventory to be sold in the ordinary course of its business, except:

(i) (A) sales of Inventory in the ordinary course of its business and (B) sales and leases of assets, including, without limitation, fiber sales in the ordinary course of its business consistent with prudent business practice for companies engaged in similar businesses;

(ii) in a transaction authorized by Section 5.02(d) (other than clause (iii) thereof);

(iii) sales of assets for cash and for fair value in an aggregate amount not to exceed $10,000,000 in any Fiscal Year;

(iv) sales of obsolete equipment for cash in an aggregate amount not to exceed $20,000,000;

(v) any sale, lease, transfer or other disposition by the Parent or any Subsidiary of the Parent to a Loan Party; and

(vi) assignments, sales or other dispositions at fair market value of accounts receivable representing amounts owed to any Loan Party by any Person that is subject to a proceeding under the Bankruptcy Code;

provided, that in the case of sales of assets pursuant to clause (iii) above, the Borrower shall, on the date of receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds from such sale, prepay the Advances pursuant to, and in the amount and order of priority set forth in, Section 2.05(b)(ii), as specified therein. Nothing in this Section 5.02(e) shall restrict the Parent from issuing, selling, transferring or otherwise disposing of, for or without consideration and by dividend or otherwise, any Equity Interests in the Parent, or any option, warrant or other right to purchase or otherwise acquire any Equity Interests in the Parent.

(f) Investments in Other Persons. Other than as required to consummate the Merger Transactions, make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i) equity Investments by the Parent and its Subsidiaries in their Subsidiaries outstanding on the date hereof and additional Investments in Loan Parties;

(ii) loans and advances to employees in the ordinary course of the business of the Parent and its Subsidiaries in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(iii) Investments in Cash Equivalents;

(iv) Investments existing on the date hereof and described on Schedule 4.01(y) hereto;

(v) other Investments in an aggregate cash amount invested not to exceed $10,000,000 plus 50% of the Net Cash Proceeds from any issuance of Equity Interests; provided, however, that the consent of the Required Lenders shall be required for any single Investment in which the cash to be committed or paid exceeds $2,000,000; provided, further, that with respect to Investments made under this clause (v): (A) any newly acquired or organized Subsidiary of the Parent or any of its Subsidiaries shall be a wholly owned Subsidiary thereof; (B) immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom; and (C) any company or business acquired or invested in pursuant to this clause (v) shall be in the same line of business as the business of the Parent or any of its Subsidiaries or shall be engaged in an ancillary or related business; provided, further, still, that, if (1) any such Investment is made with a combination of cash and shares, stock or other securities of the Parent or any of its Subsidiaries and (2) such Investment results in the Debt Rating being downgraded by more than one level, then the Applicable Margin shall increase by 0.50% per annum;

(vi) extension of trade credit in the ordinary course of business; and

(vii) an Investment through the acquisition by the Parent or any of its Subsidiaries of all of the outstanding Capital Stock of another Person solely in exchange for the Capital Stock of the Parent and cash in lieu of fractional shares of such Capital Stock; provided, that either (A)(1) such Person has positive cash flow measured by EBITDA minus Capital Expenditures, in each case for the most recent twelve full months preceding the date of such acquisition, (2) immediately preceding the date of such acquisition, the value of the Current Assets of such Person minus unsecured Debt of such Person to be assumed in such acquisition minus Capitalized Leases of such Person to be assumed in such acquisition is at least $1.00, and (3) if the date of such acquisition shall occur within twelve months after the Merger Closing Date, the Chief Financial Officer of the Borrower shall certify to the Administrative Agent that the Minimum Required Synergies shall be achieved prior to the date of such acquisition; or (B) the Required Lenders consent to such acquisition; provided, that, in any such case, any Person so acquired shall be a Subsidiary Guarantor; provided, further, that the calculations referred to in clauses (A)(1) and (A)(2) above shall be made on a Consolidated basis with respect to all Persons that shall become Subsidiaries of the Parent as a result of any individual Investment to which such calculations shall apply, provided, however, that, if such combination results in the Debt Rating being downgraded by more than one level, then the Applicable Margin shall increase by 0.50% per annum.

(g) Restricted Payments. Permit the Borrower, BTI or any Subsidiary of the Borrower or BTI to declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or issue or sell any Equity Interests or accept any capital contributions (other than capital contributions from the parent of the Borrower, BTI or any Subsidiary of the Borrower or BTI to the extent permitted under Section 5.02(f)(i)), or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower, BTI or the Parent, except that, if no Event of Default has occurred and is continuing, the Borrower, BTI and each Subsidiary of the Borrower and BTI may each declare and pay dividends in cash or otherwise make distributions in cash to its parent, including the Parent, provided, however, that such parent, including the Parent, may use the proceeds of such cash dividends and other distributions only to pay (i) scheduled interest and principal of Surviving Debt or any Debt issued or Incurred by such parent, including the Parent, after the Amendment Effective Date in accordance with the terms of Section 5.02(b) and (ii) in the case of the Parent, cash in lieu of issuing fractional shares of its Capital Stock in an aggregate amount not to exceed $250,000.

(h) Amendments of Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents except for any amendment that could not reasonably be expected to have a Material Adverse Effect. An amendment of (i) the redemption provisions of the Series A Certificate of Designation in connection with a sale of any of the Loan Parties, (ii) the redemption provisions of the Series B Certificate of Designation in connection with a sale of any of the Loan Parties, and (iii) the certificate of incorporation, bylaws or other constitutive documents of the Parent and the other Loan Parties as contemplated by the Merger Agreement shall not be deemed to have a Material Adverse Effect.

(i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required by generally accepted accounting principles, or (ii) Fiscal Year.

(j) Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled amortization or maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt except (i) the payment or prepayment of any or all of the Obligations under the Loan Documents, (ii) the Capital Lease Amendment Payments, (iii) the Contingent Payments, and (iv) regularly scheduled or required repayments or redemptions of Surviving Debt, or amend, modify or change in any manner any term or condition of any Surviving Debt, except for any amendment, modification or change of Surviving Debt (except as provided in any of clauses (i) through (iii) above or otherwise in this Agreement) that (A) could not reasonably be expected to have a Material Adverse Effect, (B) would not accelerate the scheduled amortization of such Surviving Debt and (C) would not increase the applicable interest rate of such Surviving Debt, or permit any of its Subsidiaries to do any of the foregoing other than to prepay any Debt payable to the Borrower or another Subsidiary of the Parent; provided, that, notwithstanding the foregoing, the Parent and its Subsidiaries may (1) consummate any Permitted Refinancing (and thereafter make any regularly scheduled or required repayment or redemptions of Debt incurred in connection with such Permitted Refinancing) and (2) repay or refinance the Debt under the Loan Documents in full or in such other amount as is approved by the Required Lenders pursuant to Section 5.02(b)(viii).

(k) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of (A) the Secured Parties under this Agreement or (B) the Secured Parties as provided and defined in the Second Lien Loan Documents or (ii) in connection with (A) any Surviving Debt or (B) any Capitalized Lease permitted under Section 5.02(b)(iii) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto.

(l) Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.

(m) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

(n) Formation of Subsidiaries. Organize, or permit any Subsidiary to organize, any new Subsidiary except (a) as permitted under Section 5.02(f)(v) or (b) so long as (i) there exists no Default or Event of Default both before and after giving effect to the creation of any new wholly owned Subsidiary and the transfer of any assets to such wholly owned Subsidiary, (ii) immediately upon the creation of any new wholly owned Subsidiary, such Subsidiary shall become a Subsidiary Guarantor, (iii) the applicable Loan Party, BTI or any Subsidiary of the Borrower or BTI owning any portions of the stock of any such new wholly owned Subsidiary immediately delivers all shares of stock of the new wholly owned Subsidiary to the Collateral Agent, subject to the provisions of the Intercreditor and Subordination Agreement, for the benefit of the Lender Parties and the Lender Parties under the Second Lien Loan Documents, together with stock powers executed in blank and executes and delivers to the Collateral Agent and immediately delivers to the Collateral Agent pledge agreements pledging all such stock to secure the Obligations and the Obligations under the Second Lien Loan Documents, in form substantially similar to the applicable Loan Document.

(o) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower, BTI or any Subsidiary of the Borrower or BTI (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) the Second Lien Loan Documents, (iii) any agreement or instrument evidencing Surviving Debt (including, without limitation, the GECC Capital Lease and the NTFC Capital Lease) and (iv) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower or BTI, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower or BTI.

(p) Amendment, Etc., of Material Contracts. Cancel or terminate (except in accordance with the terms thereof) any Material Contract, or consent to or accept any cancellation or termination thereof (except in accordance with the terms thereof), amend or otherwise modify any such Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any such Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any such Material Contract or take any other action in connection with any such Material Contract that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the interest or rights of any Agent or any Lender Party, or permit any of its Subsidiaries to do any of the foregoing, except, in each of the foregoing cases, where to do so would not be reasonably likely to have a Material Adverse Effect.

(q) Financial Condition Covenants.

(i) Maximum Capital Expenditures. Make or commit to make, or allow any of its Subsidiaries to make or commit to make, Capital Expenditures exceeding, in the aggregate for each Fiscal Year until the Termination Date, the greater of (A) EBITDA for such Fiscal Year, less the sum of (I) cash interest expense for such Fiscal Year, plus (II) amounts paid under Section 2.03 and all principal payments under the GECC Capital Lease and the NTFC Capital Lease (a) during Fiscal Year 2002 (for purposes of calculating the maximum Capital Expenditures for Fiscal Year 2003) or (b) during Fiscal Year 2004 or the applicable Fiscal Year thereafter (for purposes of calculating the maximum Capital Expenditures for Fiscal Year 2004 or the applicable succeeding Fiscal Year, as the case may be), or (B) $10,000,000 for Fiscal Year 2003 and $15,000,000 for each Fiscal Year thereafter. For purposes of calculating maximum Capital Expenditures, the amount calculated in item (II) above shall be deemed not to have exceeded $20,000,000 for Fiscal Year 2004 and shall be deemed not to have exceeded $30,000,000 for Fiscal Year 2005. Compliance with this Section 5.02(q)(i) shall be measured at the end of each Fiscal Year, commencing with Fiscal Year 2003. To the extent the Borrower’s actual Capital Expenditures for any Fiscal Year are less than the maximum Capital Expenditures for such Fiscal Year computed as aforesaid, the Borrower may increase Capital Expenditures for the subsequent Fiscal Year by an amount equal to the amount by which such maximum Capital Expenditures exceed such actual Capital Expenditures, but not by an amount which exceeds $5,000,000.

For the purposes of this Section 5.02(q)(i) only, Capital Expenditures shall not include the Contingent Payments and any payment made in respect of that certain litigation arising from or in relating in any way to the use of rights of way granted to the Borrower by Mississippi Power Company; provided, that, to the extent that payment made in respect of such litigation is equal to or greater than $5,000,000, the Borrower shall deliver to the Agent prior to the payment thereof, a statement that the Borrower will have not less than $11,500,000 in cash and Cash Equivalents (excluding any insurance proceeds deposited with the Collateral Agent as described in clause (C) of the proviso in the definition of “Extraordinary Receipts”) after making such payment, certified by the Chief Financial Officer of the Parent.

(ii) Senior Debt Ratio. (A) Commencing on the last day of the fiscal quarter ending December 31, 2003 and, measured on the last day of each fiscal quarter thereafter until the Termination Date, the Senior Debt

Ratio shall not exceed 4.0x. On the date that any Senior Debt permitted hereunder is Incurred, the Senior Debt Ratio shall not exceed 4.0x. Whenever the Senior Debt Ratio is computed for any purpose under this Agreement, if the computation is being made with respect to a period that ends (1) on the last day of a fiscal quarter, then the Senior Debt and EBITDA, for purposes of such computation, shall be the Senior Debt and EBITDA for the twelve-month period ended on such last day of such fiscal quarter, or (2) on a day other than the last day of a fiscal quarter, then the Senior Debt and EBITDA, for purposes of such computation, shall be the Senior Debt and EBITDA for the most recently completed twelve-month period.

(B) Solely for the purposes of calculating the Senior Debt Ratio for purposes of clause (ii)(A) above and for purposes of calculating the Applicable Eurodollar Rate Margin or Applicable Base Rate Margin, EBITDA may be adjusted upward (only to the extent that lost revenue exceeds new revenue) to account for any reduction in EBITDA resulting from lost revenue from PRI accounts of the Borrower and its Subsidiaries and IFN accounts related to the sale of capacity along the fiber network during the period commencing December 31, 2002 and ending June 30, 2004, determined on the last day of each fiscal quarter during such period, for the period of the four consecutive fiscal quarters then ended, in an aggregate amount not to exceed the amount set forth opposite such date below:

Period	Amount

December 31, 2003	$7,800,000

March 31, 2004	$7,300,000

June 30, 2004	$3,100,000

Any such adjustment to EBITDA under this clause (ii)(B) shall be calculated on a pro-rated net revenue basis multiplied by 90% for the applicable period pursuant to a compliance schedule reasonably satisfactory to the Administrative Agent.

(iii) Total Leverage Ratio. On December 31, 2003, the Total Leverage Ratio shall not exceed 5.75x and commencing on the last day of the fiscal quarter ending March 31, 2004, and measured on the last day of each fiscal quarter thereafter until the Termination Date, the Total Leverage Ratio shall not exceed the ratio set forth below opposite the applicable date:

The last day of the fiscal quarter ending:	Ratio

March 31, 2004 – June 30, 2004	5.5x

September 30, 2004 – December 31, 2004	5.0x

March 31, 2005 – June 30, 2006	4.5x

Whenever the Total Leverage Ratio is computed for any purpose under this Agreement, if the computation is being made with respect to a period that ends (A) on the last day of a fiscal quarter, then the Consolidated debt and Consolidated EBITDA, for purposes of such computation, shall be the Consolidated debt and Consolidated EBITDA for the twelve-month period ended on such last day of such fiscal quarter, or (B) on a day other than the last day of a fiscal quarter, then the Consolidated debt and Consolidated EBITDA, for purposes of such computation, shall be the Consolidated debt and Consolidated EBITDA for the most recently completed twelve-month period

(iv) Interest Coverage Ratio. Commencing on the last day of the fiscal quarter ending December 31, 2003, and measured on the last day of each fiscal quarter thereafter until the Termination Date, the Interest Coverage Ratio shall not be less than the ratio set forth below opposite the applicable date:

The last day of the fiscal quarter ending:	Ratio

December 31, 2003 – June 30, 2004	2.5x

September 30, 2004 – December 31, 2004	3.0x

March 31, 2005 – June 30, 2005	3.5x

September 30, 2005 – June 30, 2006	4.0x

(v) Minimum Cash. Permit the sum of (A) cash-on-hand and (B) Cash Equivalents, in each case not subject to a Lien (other than Liens in favor of the Collateral Agent pursuant to the Loan Documents and Liens in favor of the Collateral Agent pursuant to the Second Lien Loan Documents) or the use of which is otherwise restricted, to be less than (1) $10,000,000 from the Amendment Effective Date through October 29, 2003, (2) $19,250,000 from October 30, 2003 through such date on which the Borrower is no longer required to maintain a segregated account pursuant to Section 5.01(n)(iv) and (3) $10,000,000 thereafter. The amount on deposit in the segregated account maintained pursuant to Section 5.01(n)(iv) shall not be deemed to constitute cash-on-hand or Cash Equivalents for the purposes of this Section 5.02(q)(v).

In the event that the Borrower reverses any restructuring charge previously included in EBITDA and used in the calculation of maximum Capital Expenditures or the Senior Debt Ratio pursuant to this Section 5.02(q), it shall be required to demonstrate retroactive compliance with such financial covenants set forth above in this Section 5.02(q) for the affected periods.

In the event that the actual Capital Expenditures, the Senior Debt Ratio or the Total Leverage Ratio exceeds the applicable amount set forth above in this Section 5.02(q), or the Interest Coverage Ratio no longer exceeds the applicable amount set forth above in this Section 5.02(q), or the aggregate amount of cash and Cash Equivalents is less than the required amount set forth above in this Section 5.02(q), then within 60 days after the date of the applicable Financial Covenants Certificate, the Borrower shall (i) in the case of an excess with respect to Capital Expenditures, prepay the Advances by the amount by which such actual Capital Expenditures exceed the maximum Capital Expenditures, as set forth in Section 2.05(b)(v), (ii) in the case of an excess with respect to the Senior Debt Ratio, the Total Leverage Ratio or the Interest Coverage Ratio, as the case may be, prepay the Advances to the extent necessary to comply with the Senior Debt Ratio, the Total Leverage Ratio or the Interest Coverage Ratio, as applicable, as set forth in Section 2.05(b)(vi), or (iii) increase the amount of cash and Cash Equivalents to no less than the amount required by this Section 5.02(q), as applicable, and the Borrower’s failure to comply with the applicable covenant in this Section 5.02(q) shall not constitute a Default unless the Borrower fails to take the applicable corrective action specified above within such 60-day period.

Exhibit B – Senior Credit Agreement

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Exhibit C –Second Lien Credit Agreement

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Exhibit D –Acknowledgment, Consent & Waiver/Release Agreement

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